EXHIBIT 99.1

Martin Yale Industries Acquires Distributor in Spain

Wabash, Indiana, USA (May 4, 2006) Escalade, Incorporated (NASDAQ: ESCA) announced that its wholly owned subsidiary Martin Yale Industries Inc has acquired Desmar Seguridad, Cubelles, Barcelona, Spain on the 27th of April, 2006.

Desmar, founded in 1993, is the recognized leading distributor of document shredders in the Spanish office products market. They have achieved this leadership position by establishing strong rapport with their dealer base and providing the necessary selling tools for their customers to be successful. Desmar's attention to the quality of services they provide is also a decisive factor in positioning the company as a premier distributor in Spain.

Daniel Mesmer, COO of Escalade, Inc stated: "The Desmar acquisition extends our direct sales presence into another major European market, enhancing profitability and market position through a direct sales approach. This acquisition represents a continuation of the successful strategy currently employed in the U.K. and France."

Joan Anton Martinez, founder of Desmar Seguridad, is convinced that this new alignment will benefit both companies, as well as the dealers. He stated: "The new relationship between Desmar and Martin Yale Industries will enable us to provide better overall service, quality, and new product development initiatives that customers are demanding. These initiatives will be key factors to achieving our future growth objectives in our various market segments."

Joan Anton will continue to lead the sales efforts in Spain while Jack Costelloe, President of Martin Yale International Sales will assume the overall responsibility for Desmar Seguridad.

Martin Yale is a recognized global leader in document processing and handling solutions, manufacturing and distributing folding, cutting, shredding and trimming equipment to the office products and graphic arts markets worldwide. For more information on Martin Yale Industries, please visit our website at www.martinyale.com.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 260/569-7208 or Dan Messmer, Chief Operating Officer at 812/467-4449.

Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, risks relating to changes to our management team, the continuation and development of key customer and supplier relationships, integration of acquired businesses and other risks identified under the caption "Risk Factors" in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. Copies of these filings are available from the Company and on the SEC's website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Escalade undertakes no obligation to update or revise any forward-looking statements after the date hereof.


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